UNITED STATES

SECURITIES AND EXCHANGE COMMISION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2008

Commission File Number: 000-10690

LATTICE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	22-2011859
State of Incorporation	IRS Employer Identification No.

  7150 N. Park Drive, Suite 500, Pennsauken, New Jersey 08109

  (Address of principal executive offices)

(856) 910-1166

  (Registrant’s telephone number, including area code)

Copies to:

Peter D. Cripps, Esq.

Spector Gadon & Rosen, P.C.

1635 Market Street, 7th Floor

Philadelphia, PA 19103

Phone: (215) 241-8888

Fax: (215) 241-8844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In June 2008, the Company filed suit in New Jersey Superior Court against Michael Ricciardi and Marie Ricciardi, former shareholders of Ricciardi Technologies, Inc. (“RTI”), along with the Domenix Corporation, a company owned by Marie Ricciardi and operated by her and Michael Riccardi.  The defendants removed the case to the United States District Court for the district of New Jersey, where it is now pending under the caption, Lattice, Inc. v.Marie Ricciardi, et al., Civil Action No. 08 cv 3208 (the “New Jersey Action”).  The New Jersey Action seeks to enforce the restrictive covenant contained in the September 12, 2006 Stock Purchase Agreement (the “SPA”), pursuant to which the Company purchased RTI from, inter alia, the Ricciardis.  The restrictive covenant prohibits the former owners of RTI from (a) competing, directly or indirectly against Lattice and RTI and/or (b) soliciting employees or others engaged by RTI for a period of three years from the date of the SPA.  The Company seeks a preliminary injunction to prevent Marie Ricciardi, acting in concert with her husband and through Domenix, from continuing to breach the restrictive covenant and damages in an as yet undetermined amount for damages resulting from the breach.   A hearing on Lattice’s motion for preliminary injunction is scheduled for August 7, 2008.  The defendants in the New Jersey Action deny the allegations made by the Company and assert that the New Jersey federal court lacks personal jurisdiction and that venue is improper.  The Company believes that the federal court in New Jersey is the appropriate forum and is vigorously contesting the defendants’ efforts to have the New Jersey Action dismissed or transferred to another venue.  There can be no assurance that the Company will ultimately be successful in the New Jersey Action.

Michael Ricciardi also filed a suit against the Company in June, 2008, in the United States District Court for the Eastern District of Virginia under the caption Michael Ricciardi v. Lattice, Inc., Civil Action No. 1:08-cv-519 (the “Virginia Action”) In the Virginia Action, Michael Ricciardi (a) disputes the Company’s claim (the “Indemnity Claim”) that it is entitled to be paid approximately $308,000, plus fees and costs, from the escrow created pursuant to the SPA to cover its Indemnifiable Losses (a defined term under the SPA), claiming instead that the entire escrow should be dispersed to him as the representative of the RTI shareholders, as provided for in the SPA, and (b)  asserts that a contingent $1.5 million Earn Out Payment (as such term is defined in the SPA) provided for in the SPA is due and payable by the Company to the former shareholders of RTI.  The Company has denied Ricciardi’s contentions and intends to vigorously pursue its claims in the Virginia Action, which it believes are meritorious.

The Company previously recorded a reserve of $1.5 million in the third quarter of 2007 in connection with its then estimate of the Earn Out Payment.  Whether the payment is due and owing depends on a determination of EBITDA (as defined in the SPA) for the one year period following the closing of the acquisition of RTI (the “Earn Out Period”).  Subsequently, the Company has made the required calculations of EBITDA (as it is defined in the SPA) and the Company believes that EBITDA for the Earn Out Period did not achieve the minimum amount required under the SPA to justify any Earn Out Payment to the former shareholders of RTI.  The Company has reviewed its determination of EBITDA for the Earn Out Period with its outside auditors in connection with its pending filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.  The Company has delivered the required notice of its determination of EBITDA for the Earn Out Period to Michael Riccardi as owner representative of the former RTI shareholders.  To the extent that Mr. Ricciardi may contest the Company’s determination, and the parties cannot mutually agree on the matter, the SPA provides for a neutral auditor to review the determination and promptly make a final ruling on the amount, if any, of an Earn Out Payment.  Under the SPA the ruling of the neutral auditor is final and unappealable.  Pending the ruling of the neutral auditor, or agreement between the Company and Mr. Ricciardi on this matter, the Company will maintain the $1.5 million reserve it established in 2007 as a contingent litigation reserve in connection with the various matters set forth in this Item.  There can be no assurance that the Company will be successful in recovering some or all of the amount of its Indemnity Claim or that the Company will be successful in the Virginia Action or in any proceeding before a neutral auditor to determine the amount, if any, of the Earn Out Payment.

A copy of the SPA was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 25, 2006 and the terms of the SPA are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lattice Incorporated

Date: July 25, 2008	By:	/s/ Joe Noto
Joe Noto
Chief Financial Officer